Filed pursuant to Rule 424(b)(3)
File No. 333-265889

EATON VANCE FLOATING-RATE INCOME TRUST
Supplement to Prospectus dated September 27, 2022

The following replaces the Financial Highlights contained in the Prospectus:

Selected data for a Common Share outstanding during the periods stated.

	Year Ended May 31,
	2024		2023		2022	2021	2020
Net asset value – Beginning of year (Common shares)	$12.70		$13.24		$14.56	$13.03	$15.21
Income (Loss) From Operations
Net investment income(1)	$1.40		$1.15		$0.71	$0.72	$0.84
Net realized and unrealized gain (loss)	0.62		(0.64)		(1.16)	1.54	(2.01)
Total income (loss) from operations	$2.02		$0.51		$(0.45)	$2.26	$(1.17)
Less Distributions to Common Shareholders
From net investment income	$(1.43)		$(1.05)		$(0.80)	$(0.73)	$(1.01)
Tax return of capital	—		—		(0.13)	—	—
Total distributions to common shareholders	$(1.43)		$(1.05)		$(0.93)	$(0.73)	$(1.01)
Premium from common shares sold through shelf offering(1)	$—		$—		$0.01	$—	$—
Discount on tender offer(1)	$0.03		$—		$0.05	$—	$—
Net asset value – End of year (Common shares)	$13.32		$12.70		$13.24	$14.56	$13.03
Market value – End of year (Common shares)	$13.38		$11.24		$12.28	$14.28	$11.24
Total Investment Return on Net Asset Value(2)	17.42%		4.87%		(2.81)%	18.25%	(7.36)%
Total Investment Return on Market Value(2)	33.26%		0.14%		(8.10)%	34.36%	(9.83)%
Ratios/Supplemental Data
Net assets applicable to common shares, end of year (000’s omitted)	$348,989		$369,557		$385,295	$580,590	$519,465
Ratios (as a percentage of average daily net assets applicable to common shares):†
Expenses excluding interest and fees	1.39	%(3)	1.32	%(3)	1.25%	1.33%	1.26%
Interest and fee expense(4)	3.87%		2.89%		0.92%	0.91%	1.79%
Total expenses	5.26	%(3)	4.21	%(3)	2.17%	2.24%	3.05%
Net investment income	10.57%		8.98%		4.91%	5.08%	5.85%
Portfolio Turnover	29%		16%		53%	32%	34%
Senior Securities:
Total notes payable outstanding (in 000’s)	$112,000		$118,000		$147,000	$250,000	$190,000
Asset coverage per $1,000 of notes payable(5)	$4,830		$4,810		$4,165	$3,642	$4,155
Total preferred shares outstanding	800		800		800	800	800
Asset coverage per preferred share(6)	$281,765		$286,645		$269,734	$275,936	$292,394
Involuntary liquidation preference per preferred share(7)	$100,000		$100,000		$100,000	$100,000	$100,000
Approximate market value per preferred share(7)	$100,000		$100,000		$100,000	$100,000	$100,000

(See related footnotes.)

Financial Highlights (continued)

	Year Ended May 31,
	2019	2018	2017	2016	2015
Net asset value – Beginning of year (Common shares)	$15.61	$15.57	$14.68	$15.64	$16.08
Income (Loss) From Operations
Net investment income(1)	$0.85	$0.79	$0.86	$0.91	$0.88
Net realized and unrealized gain (loss)	(0.37)	0.08	0.90	(0.96)	(0.43)
Total income (loss) from operations	$0.47	$0.87	$1.76	$(0.06)	$0.45
Less Distributions to Common Shareholders
From net investment income	$(0.87)	$(0.83)	$(0.87)	$(0.90)	$(0.89)
Total distributions to common shareholders	$(0.87)	$(0.83)	$(0.87)	$(0.90)	$(0.89)
Net asset value – End of year (Common shares)	$15.21	$15.61	$15.57	$14.68	$15.64
Market value – End of year (Common shares)	$13.48	$14.85	$15.15	$13.56	$14.36
Total Investment Return on Net Asset Value(2)	3.77%	6.03%	12.65%	0.46%	3.43%
Total Investment Return on Market Value(2)	(3.32)%	3.67%	18.58%	1.14%	0.59%
Ratios/Supplemental Data
Net assets applicable to common shares, end of year (000’s omitted)	$606,408	$622,241	$620,772	$585,101	$623,439
Ratios (as a percentage of average daily net assets applicable to common shares):†
Expenses excluding interest and fees(8)	1.28%	1.28%	1.32%	1.36%	1.37%
Interest and fee expense(4)	2.00%	1.52%	1.16%	0.93%	0.80%
Total expenses	3.28%	2.80%	2.48%	2.29%	2.17%
Net investment income	5.49%	5.09%	5.68%	6.22%	5.60%
Portfolio Turnover	24%	34%	47%	29%	32%
Senior Securities:
Total notes payable outstanding (in 000’s)	$248,000	$254,000	$246,000	$232,000	$290,000
Asset coverage per $1,000 of notes payable(5)	$3,768	$3,765	$3,849	$3,867	$3,426
Total preferred shares outstanding	800	800	800	800	800
Asset coverage per preferred share(6)	$284,880	$286,300	$290,421	$287,532	$268,497
Involuntary liquidation preference per preferred share(7)	$100,000	$100,000	$100,000	$100,000	$100,000
Approximate market value per preferred share(7)	$100,000	$100,000	$100,000	$100,000	$100,000

(1)	Computed using average common shares outstanding.
(2)	Returns are historical and are calculated by determining the percentage change in net asset value or market value with all distributions reinvested. Distributions are assumed to be reinvested at prices obtained under the Trust’s dividend reinvestment plan.
(3)	Includes a reduction by the investment adviser of a portion of its adviser fee due to the Trust’s investment in the Liquidity Fund (equal to less than 0.005% of average daily net assets for the years ended May 31, 2024 and 2023).
(4)	Interest and fee expense relates to variable rate term preferred shares and the notes payable.
(5)	Calculated by subtracting the Trust’s total liabilities (not including the notes payable and preferred shares) from the Trust’s total assets, and dividing the result by the notes payable balance in thousands.
(6)	Calculated by subtracting the Trust’s total liabilities (not including the notes payable and preferred shares) from the Trust’s total assets, dividing the result by the sum of the value of the notes payable and liquidation value of the preferred shares, and multiplying the result by the liquidation value of one preferred share. Such amount equates to 282%, 287%, 270%, 276%, 292%, 285%, 286%, 290%, 288% and 268% at May 31, 2024, 2023, 2022, 2021, 2020, 2019, 2018, 2017, 2016 and 2015, respectively.
(7)	Plus accumulated and unpaid dividends.
(8)	Excludes the effect of custody fee credits, if any, of less than 0.005%. Effective September 1, 2015, custody fee credits, which were earned on cash deposit balances, were discontinued by the custodian.
†	Ratios based on net assets applicable to common shares plus preferred shares and borrowings are presented below.
	Year Ended May 31,
	2024	2023	2022	2021	2020	2019	2018	2017	2016	2015
Expenses excluding interest and fees	0.90%	0.85%	0.84%	0.85%	0.81%	0.83%	0.83%	0.86%	0.86%	0.85%
Interest and fee expense	2.50%	1.85%	0.62%	0.58%	1.16%	1.31%	1.00%	0.76%	0.58%	0.50%
Total expenses	3.40%	2.70%	1.46%	1.43%	1.97%	2.14%	1.83%	1.62%	1.44%	1.35%
Net investment income	6.82%	5.75%	3.32%	3.25%	3.79%	3.58%	3.33%	3.72%	3.90%	3.50%

August 13, 2024